Exhibit 99.1

Victory Capital Reports December 2023 Assets Under Management

Schedules Fourth-Quarter Financial Results Conference Call for February 9

SAN ANTONIO, Texas--(BUSINESS WIRE)--January 10, 2024--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $166.6 billion as of December 31, 2023, and average assets under management for December of $163.5 billion. The Company also reported long-term net flows in the fourth quarter of -$1.1 billion.

Victory Capital Holdings, Inc. Assets Under Management[1] (unaudited; in millions)
	As of:
By Asset Class	Dec 31, 2023	Nov 30, 2023
Solutions	$59,585	$57,004
Fixed Income	24,355	23,994
U.S. Mid Cap Equity	30,604	29,050
U.S. Small Cap Equity	15,959	14,586
U.S. Large Cap Equity	12,635	12,192
Global / Non-U.S. Equity	16,772	16,143
Alternative Investments	3,431	3,366
Total Long-Term Assets	$163,340	$156,335
Money Market / Short Term Assets	3,271	3,266
Total Assets Under Management	$166,611	$159,600

By Vehicle
Mutual Funds[2]	$108,802	$104,863
Separate Accounts and Other Pooled Vehicles[3]	52,840	49,968
ETFs[4]	4,970	4,769
Total Assets Under Management	$166,611	$159,600

[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.
[4]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

Fourth-Quarter Conference Call and Webcast Details
Victory Capital will report Fourth-quarter 2023 financial results after the market closes on Thursday, February 8, 2024. The Company will host a conference call the following morning, February 9, at 8:00 a.m. ET to discuss the results. Victory Capital’s earnings release and supplemental materials will be available on the investor relations section of the Company’s website at https://ir.vcm.com before the conference call begins.

To participate in the conference call, please call 1-888-330-3571 (domestic) or 1-646-960-0657 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. For anyone who is unable to join the live event, an archive of the webcast will be available for replay, at the same location, shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $166.6 billion in assets under management as of December 31, 2023. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Jessica Davila
Director of Global Communications
210-694-9693
Jessica_davila@vcm.com